Exhibit 99.2

FOR IMMEDIATE RELEASE

Investor Contacts:	Media Contacts:
Christopher Chai	John Bluth
Vice President, Treasury and Investor Relations	Senior Director, Corporate Communications

CV Therapeutics, Inc.	CV Therapeutics, Inc.
(650) 384-8560	(650) 384-8850

JCI PUBLISHES PRECLINICAL STUDY EVALUATING POTENTIAL ABILITY

OF CVT-6883 FOR THE TREATMENT OF PULMONARY CONDITIONS

— Study assessed pulmonary inflammation, fibrosis and other potential markers of pulmonary diseases—

PALO ALTO, Calif., August 1st, 2006 – CV Therapeutics, Inc. (Nasdaq: CVTX) announced today that the Journal of Clinical Investigation (JCI) has published a preclinical study suggesting that CVT-6883 significantly reduced elevated markers of inflammation, fibrosis and pulmonary injury in two separate in vivo models.

CVT-6883 is a selective, potent and orally available A2B-adenosine receptor antagonist which CV Therapeutics is investigating for the potential treatment of asthma and other conditions related to inflammation and fibrosis.

An initial Phase 1 study of CVT-6883 has been completed. In this randomized, double-blind, placebo-controlled, single ascending dose study in 24 healthy volunteers, CVT-6883 was well tolerated with no serious adverse events reported.

In the preclinical study described in JCI, mice predisposed to elevated adenosine levels developed pulmonary inflammation, fibrosis and enlargement of air sacs in the lungs called alveolar spaces. Treatment with CVT-6883 reduced these conditions and also significantly reduced elevations in proinflammatory cytokines and chemokines. In a separate in vivo model, CVT-6883 also inhibited pulmonary inflammation and fibrosis induced by bleomycin.

“These in vivo models exhibit many of the characteristics typical of patients with chronic lung disease and asthma, so the results support the scientific rationale for treating asthma and other conditions related to inflammation and fibrosis with a selective A2B-adenosine receptor antagonist,” said Michael Blackburn, Ph.D., professor of biochemistry and molecular biology at the University of Texas Medical School at Houston and corresponding author of the study.

About Asthma

Asthma is a chronic lung disease characterized by recurrent episodes of wheezing, breathlessness, chest tightness and coughing. Pulmonary inflammation contributes to the bronchoconstriction that can precipitate an asthma attack and to the progression of this chronic disease.

In 2002, 20 million people in the United States had asthma, according to the American Lung Association. The National Heart Lung and Blood Institute notes that asthma accounts for $16.1 billion in direct and indirect healthcare costs annually.

In asthma, increased levels of adenosine can overactivate the A2B-adenosine receptor leading to mast cell degranulation and the release of inflammatory cytokines associated with bronchoconstriction and chronic lung inflammation. CVT-6883 may provide a potentially novel approach to preventing or reducing this inflammatory process by selectively inhibiting the A2B-adenosine receptor.

About CV Therapeutics

CV Therapeutics, Inc., headquartered in Palo Alto, California, is a biopharmaceutical company focused on applying molecular cardiology to the discovery, development and commercialization of novel, small molecule drugs for the treatment of cardiovascular diseases.

CV Therapeutics’ approved products include Ranexa® (ranolazine extended-release tablets) and ACEON® (perindopril erbumine) Tablets. Ranexa is indicated for the treatment of chronic angina in patients who have not achieved an adequate response with other antianginal drugs, and should be used in combination with amlodipine, beta-blockers or nitrates. In addition, CV Therapeutics co-promotes ACEON®, an ACE inhibitor, for reduction of the risk of cardiovascular mortality or nonfatal myocardial infarction in patients with stable coronary artery disease and treatment of essential hypertension.

CV Therapeutics also has other clinical and preclinical drug development candidates and programs, including regadenoson, which is being developed for potential use as a pharmacologic stress agent in myocardial perfusion imaging studies and CVT-6883, which is being developed as a potential treatment for asthma and other conditions. Regadenoson and CVT-6883 have not been determined by any regulatory authorities to be safe or effective in humans for any use.

Except for the historical information contained herein, the matters set forth in this press release, including statements as to development, conduct of clinical studies, and study results, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, early stage of development; regulatory review and approval of our products; the conduct and timing of clinical trials; commercialization of products; market acceptance of products; product labeling; and other risks detailed from time to time in CV Therapeutics’ SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended March 31, 2006. CV Therapeutics disclaims any intent or obligation to update these forward-looking statements.

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